Exhibit 99.1

Transcript

Universal American Investor Day

December 14, 2007

The Harvard Club

New York, New York

Includes presentations and comments by:

Richard A. Barasch, Chairman and Chief Executive Officer, Universal American Corp.

Gary W. Bryant, Executive Vice President and Chief Operating Officer, Universal American Corp.

Chuck Hallberg, President, MemberHealth

Ted Carpenter, President and CEO, Universal American Corp. Medicare Advantage Division

Jason Israel, Chief Operating Officer, CHCS Services, Inc., a Universal American Corp. subsidiary

Robert A. Waegelein, Executive Vice President and Chief Financial Officer, Universal American Corp.

Tim Barry, Executive Vice President, Medicare Advantage Division of Universal American Corp.

Richard Barasch: Okay, welcome, everyone. Any questions? [Laughter] Most of the people in this room have had the chance to hear from either me or Bob about our company at various conferences and on the phone. I’m particularly happy this morning to be able to have members of our senior management team present as well so you can get some more flavor of what’s happening actually inside the Company.

I do have to give sort of one caveat. This is the first presentation that they’re going to have to give with out steroids, so you’re going to have to just back off on them a little bit [laughter]. You’ll hear a little bit from me on the strategy, talk about Part D — Gary Bryant and Chuck Hallberg, who’s a new member of our team, we’re going to talk about Part D. Gary’s going to talk about private fee-for-service.

Ted Carpenter is going to talk about our health plans. Gary is going to come back again. You’ll get the sense or how important he is to our organization talking about traditional insurance. Jason Israel is going to talk about admin, and then Bob Waegelein is going to have the job of explaining our 2008 guidance to you, which we’re delighted to provide this morning.

Bob is going to talk more about the numbers. What I’m going to try to talk about and the other senior operators is more about the strategy, what are we trying to accomplish, how we see our market, how we are attacking the market and how we think we’re going to continue to grow over the next several years. And it all starts of course with the senior market opportunity, a product set that is good and adequate for this market that will result in a growth in membership, all built around what we consider to be one of our great assets, which is our distribution.

One or two of you might know that there’s some political risk in our business, which we’re obviously going to want to talk about at some point. And more importantly, not just about the political risk, because as many people as there are in this room there are as many opinions about that issue, but more importantly, what Universal American is in the process of doing and is prepared to do in the event that things change, as they certainly will. We just don’t know how at this point.

We also have rededicated ourselves. We’ve grown quickly, spent some money, bought some companies, and now one of the themes of 2008 is bringing this all into a company where ultimately we’ll be a low cost operator. Whatever happens in the political arena, whatever happens in the product arena, it’s critical that our cost structure is a low cost one so we can offer a benefit package that’s competitive in the marketplace.

And finally, one of the hallmarks of Universal American for the 20 years that I’ve been doing it, but particularly for the past seven or eight years, is our opportunism, our willingness to go into new markets or willingness to do acquisitions that at the beginning may not always seem logical but they’ve worked out quite well for us and very importantly our ability to partner with other people in strategic alliances.

Everybody who’s seen me present has seen this slide, although we tried to dress it up a little bit just to make it a little bit different. But you can’t think about Universal American without thinking about this slide. Here’s the big difference, though, in the way we set up this slide. This used to be 2000 to 2035 and it would be a nice hockey stick of growth, but we’ve changed this.

This isn’t the future, this isn’t coming sort of when the next analyst has taken your job or the next portfolio manager is going to be in the picture. This is the next five or six years and the numbers start mounting very quickly. The first baby boomer retired this year, baby boomers start turning 65 in the next couple of years, and very importantly, people are living longer. So those two things are working out.

And then the other sort of line you see, the blue bars is the projected Medicare spending. These are certainties. This is — there’s very little that can or will happen that will change these numbers. Then the other thing that I think is a pretty good certainty is the government is going to find it more and more difficult to pay for some of the promises that have already been made. Which leads us on a macro basis to feel very comfortable and very optimistic about the market that we’ve chosen to excel in.

The pie chart is also sort of our targets. We’ve done a pretty good job in Med Supp. We’re doing a very good job in the Medicare Advantage business, but there’s still a lot more of that pie chart that’s addressable business for us, the biggest opportunity of all, of course, being the employer sponsored, which will end up being, we think, more group business in our space and at a minimum fewer employers offering programs, which increases the number of individuals who are going to be looking for insurance and that works into our sweet spot as well. So we — as long as we’re doing this, you’re going to see these particular charts.

It’s great to see Steve Schwartz in the audience, who’s been around this company for longer I think than anyone else from the analyst side and has watched the Company transform. And really since 2003 — 2003 we were a Med Supp company doing $550 million of business, the Medicare Modernization Act passed the end of 2003 and Universal American, as it’s done in its history, got our group together, board, senior executives, strategic people and kind of thought through what this was going to look like.

And one strategy would have been to stand pat and hope it goes away. The strategy we chose, however, was to embrace the changes. And over the next four years started out by acquiring Heritage, which is the cornerstone of our managed care business. You’ll hear a lot about that from Ted [Carpenter] soon. That was the first impetus for growth. 2005 was a transitional year, although what you don’t see in 2005 is even though Part D came in 2006, all the prep for Part D came in 2005. You started seeing the numbers grow.

And then the Part D rollout in 2006, you see another sizeable increase in our numbers. And then 2007, two big events. One, the acquisition of MemberHealth, which we completed in September. And two was the expansion of our private fee-for-service business. And on a pro forma basis we’ve grown almost nine times in this five-year period of time.

Needless to say, that’s created a lot of energy and excitement in our company. It’s been quite an interesting past several years. I think what you’ll hear and see in our management group is a group of folks who’ve been able to take these changes and the growth, work with it and manage it to the point where, while not perfect, we’re doing, I think, a very good job in managing the business that we’ve got.

This is another expression of what this growth has looked like, and I think that this becomes very important as we think about political risk and about the strategy that this company is going to employ in the next several years. In 2003 we saw ourselves as a pretty vibrant senior market company. We had half a million members. That number now is close to 2.3 million members and coming from several different places.

This slide is an expression of us, Universal American, creating a product set both through our own efforts and now that MemberHealth is a part of our family, we take credit for Chuck [Hallberg]’s work as well. We’re able to basically take businesses from the ground, from zero, and turn them into pretty significant businesses. And when you think about the Medicare Modernization Act from our perspective, there were a lot of policy implications and a lot of new products and programs.

One of the best parts of that bill was it very much leveled the playing field. When we first started talking about Part D in 2005, the question was how can little Universal American compete with our larger brethren. And the answer was the way the bidding process was set up, we were perfectly able to compete with them. And MemberHealth was a great example of how a very small company became a very sizeable company in a very short period of time. So the bill not only gave us product, but it gave us a lot of opportunity as well.

So we’ve got this product set. We’re growing. And I think what this does, it’s a sort of a good transition into where we think we’re going. Now, today, I’m sure many of you are following the political arena and trying to understand what Congress will or will not do in this session. It almost doesn’t matter to us. We understand concepts like deeming might be a risk over a period of time. We understand that funding might get cut over a period of time near term, long term, and we get that.

The question is what this company is going to do to put ourselves in a position to continue to succeed in whatever environment that we find ourselves in. You’ll see this slide three times in the course of this presentation. I’m going to give you the overview of it, then you’re going to hear about where private fee-for-service fits in, and then you’re going to hear from Ted [Carpenter] what the ultimate — won’t say the ultimate solution is, but the way we’re looking at the several solutions.

Basically what we see is we got our distribution, our now very sizeable Medicare Part D business, we’re the third largest in the country, we still have a Med Supp business for several reasons which Gary [Bryant] will talk about later, and our other senior products. All of these feed — and really the best way of looking at this is all of these products in our distribution feed into our private fee-for-service and to our HMO businesses in Houston, Beaumont, Oklahoma City, Tulsa, Milwaukee and Dallas.

Private fee-for-service is a business that we know will change over time. Personal view, take it for what it’s worth, I don’t think it will go away. I think there’s still a place for it in the more rural markets. But there’s no question that over time in the suburban, exurban market, small cities, there’s going to be a need to move from an unmanaged, individual private fee-for-service model to a more managed model and a PPO model. And we know this.

We didn’t have to be reminded of this when deeming started to come into question on a political level, this has been in our plans for a while. And what we’re going to talk about — and I’m going to leave that to Ted. Ted always accuses me of stealing his thunder in these presentations, which I generally speaking do [laughter]. I’ll try not to, because he’ll talk about how we look at this progression over a period of time.

Two key items are we need to improve and increase medical management, and we believe that the best long term strategy, and we’ve done it well and in several places, is to align ourselves with providers. We believe that that strategy is an overarching strategy for our company and is going to be another of the things that distinguishes us.

This is the management team. As you can imagine, given how quickly we’ve grown both by acquisition and from new business, we’ve had to vastly increase the responsibility of the managers of this company. Not going to go through the list. You’re going to hear from almost everybody on the top list, on the top side. I’d like to note that Gary Jacobs, who’s not speaking today, also deserves a lot of credit for our strategic thinking, our corporate development and is our guy on the political scene.

But the rest of the folks you’ll be hearing from, they’re going to be talking about the products. And I think most of the other folks on the bottom of the page are here, not all. And at lunchtime we’ll disperse. You’ll get a chance to talk to them. Everybody should know, though, that every one of them is wearing an electric collar. So if you ask them a question, that would be an “FD,” Waegelein over here is going to zap it and you won’t get the answer.

This slide is a very big part of why we have done what we’ve done, I think as well as we’ve done to this point, and why we believe that we are in a position to keep doing well going forward. 2003 we were an insurance company with both career and independent agents that was primarily selling a product set sort of defined as the insurance senior market, Med Supp, Med Select, annuities, long term care, senior life insurance. Several companies from the insurance base who do that, we did it, we were doing it pretty well.

The thing that kind of we were able to accomplish from 2003 moving to 2007 and beyond is to take this group of folks, very successful, very good at what they were doing, and piece by piece convince them that there was something else going on, that there was this new thing, the Medicare Advantage product. And it’s a product set that’s in a world where, by the way, Med Supp is getting very expensive and we see that in our own book, that there’s other products.

And sort of piece by piece, group by group, we were able to convince these folks to make the change from the traditional senior market products to this new world. MemberHealth was able to do it before we joined together with them, we were able to do it.

And basically what we did is we leveraged a traditional insurance company sales force into a very vibrant Medicare managed care. And Med Supp business isn’t dead, I’m here to tell you that, not dead, probably it’s not going — may be a different business, but it’s not going away. And we’ve got a distribution force that can — that’s really done an outstanding job of making this transition.

Now, with the acquisition of MemberHealth, it’s got something else, which is kind of neat, which is an alliance with the National Community Pharmacy Association. And where MemberHealth was quite successful during the first ramp-up of Part D was the alliance with this organization.

The alliance has continued and now we’re starting to not only continue to sell Part D products through, and again I don’t want to steal Chuck [Hallberg]’s thunder, he’s going to talk about this, but now we’ve got the ability to sell our entire Medicare portfolio through this very unique outlet. Again, I just have to say, fully compliant with CMS.

We’re not doing a thing without getting our programs approved. That’s critical. You’re going to hear a little about compliance from Gary Bryant and I think it’s a — given everything that’s going on in the world, it’s important for me to say it, Gary will say it, we’ll say it over and over and again, that compliance is a core element of what we’re doing.

So this is how it shapes up on a distribution basis. And I won’t go through each one of them, but what we’ve been able to do is take all of these various products and move them through the various types of distribution, the career agents, independent agents, IMOs, or independent marketing organizations who are the larger ones, we’ve got direct business in our HMO markets and now we’ve got the addition of this very powerful CCRxSM program with the NCPA.

So it’s an interesting matrix and one in which, and this goes back to the key point, is with whatever change occurs, this group has proven its ability to distribute. And this means — this is very important to the way we look at our strategy, we know things are going to change, but the key elements, risk management, distribution, are critical to this.

We put the word opportunism as a placeholder. We were looking for a nicer, more gentle word. But in fact, it is opportunism. What Universal American has historically been able to do is take the scene and facts and the opportunities as we see them, and we’ve been able to convert those into revenues and profitability.

The Medicare Modernization Act occurs in 2003, first thing we did in 2004, and we were the first ones to do it, is we bought a Medicare health plan. As a trend, we see a lot of small MA plans kind of not making it from a scale perspective. The acquisition of Global last year, while not large, could be a model for further acquisitions of small provider oriented Medicare Advantage businesses that we can take in, and we affectionately call it applying the carpenter model to this. But we see opportunity there.

And finally, MemberHealth — interesting deal. The deal is around during the election of 2006. There’s uncertainty. Democrats are coming in. Our view of this was, still is, in fact is even more so relative to the value of this, that you bring in 1.2 million happy members, MemberHealth has done quite well making their members happy. That, as things change, what a wonderful thing it is to have this group of members who are currently generating a lot of profitable business and it’s very fertile soil in which to sell our other products.

From a product side, again, we’re — we sell Part D, we sell private fee-for-service, and then we know that the PPOs are coming. We’re going to have PPOs on the ground for 2009. How many at this point is still in question. We’re working through with a lot of groups at this point, but we will have a more than credible number of PPOs on the ground for 2009. And for whatever transition, whatever happens in private fee-for-service, we’ve already started the process of making that transition.

And finally, strategic alliances. We’ve been very good at this as a company. Chuck [Hallberg] is good at it and MemberHealth brought in the NCPA. The list is very long and it goes back historically. Our deal with CVS and Caremark has been an absolute win for both companies.

And one of the other nice presents that MemberHealth brought to us in the acquisition was an alliance with the Hartford, where when the Hartford sells a group Med Supp product, it’s the MemberHealth PDP that goes along with it. And we’re able to sell a fair amount of business that way. That’s a testament to all the people in our company who work well with others. We never felt that we had to do it all ourselves and we always feel like there are other folks out there with whom we can make alliances and do quite well. And those are three great examples of that.

What I’m going to ask is I’m sure you’re going to have a ton of questions about what I’ve said and what you’re going to hear from our operating folks. But our request is let us get through the program, get through sort of our broad strategic look at this, hang onto your questions and there’ll be plenty of time when everybody’s done for a Q&A.

Gary Bryant: Good morning. I’ll talk a little bit about Part D. And I’m Gary Bryant and I run the Prescription PathwaySM part. And then Chuck [Hallberg]’s going to come up in just a few minutes and talk about CCRx SM program. But in the aggregate, at the end of December of ‘06, we had approximately 456,000 members. At the end of September of ‘07 you can see we had 1.7 million members on Part D. And today, for 2008 we’ve now enrolled over 92,000 new duals into the program. And our new enrollees so far this year, including the duals for 2008, are in excess of 240,000 lives. So we have a growing business here.

We obviously are very proud of the service that we’re rendering to our patients and to our — to the pharmacists, et cetera. And Community CCRx SM program, as Richard [Barasch] indicated, is a strategic alliance with the NCPA. It’s very critical because it’s a pharmacy centric program. We have agents in those pharmacies talking to their patients and talking to their customers, et cetera. We’re in 34 regions and two territories with that program and we’re under the benchmark in 30 regions, so we didn’t lose any of the duals over there.

Prescription PathwaySM, we have strategic alliance with Caremark/CVS and it’s business as usual. They have their program at Caremark. We have our program at CCRxSM  and we’re sharing in the middle with Prescription PathwaySM. But it’s business as usual. We share the risk with CVS/Caremark 50/50 on both the risk side, as well as the revenue side with rebates, et cetera. We’re in all regions with that program. We’re under the benchmark in all 30 regions that we were in last year under the benchmark, so we didn’t lose any duals this year.

We think there’s a great opportunity in the growth area for retirees in the group market, and we’re working on programs right this very minute and do have programs out in the market for the group retirees, particularly in the small group. We think that we can play very well in the small group, medium sized group market for the future.

The outlook, the outlook is tighter margins. Everybody knows it’s through the bid process every year, and it’s very critical to us to try to bid very sharply because we want to keep our duals. We have a significant number of duals now and it’s very important for us to try to keep those duals. So there’s a lot of competition through the bid process, and so the margins in this Part D business will probably go down over time. But we think that we can be a player. We have scale now. We have the systems in place and so forth, and I think that we’re doing a pretty good job in this service area. So we think we can be a player.

Our revenues in force at the end of September was approximately $2 billion as compared to $573 million at the end of last year, so it’s a nice growth. And you can see the yellow part, that’s Mr. Hallberg’s company there, CCRxSM. I wish I had the bigger of those two numbers, but mine’s the smaller of the two right now. But in any event, we’re joining forces, Chuck and I, and I really enjoy working with him and we think that we can really be a power in the Part D market for many years to come.

So now I’d like to turn it over to my partner, Mr. Chuck Hallberg, who’s the President of MemberHealth, our newest acquisition, and he’s going to talk a little bit about the program and how the model works for MemberHealth.

Chuck Hallberg: Good morning. Thank you. The level playing field that Richard mentioned that was created by the Medicare Modernization Act, really truly allowed a new business model to compete equally with many of the larger, more well established insurance companies that have played traditionally in the senior marketplace. As we looked at the opportunity, we recognized that a new model could very likely generate a lot of enthusiasm out in the provider community. And that was a model to realign a lot of the interests.

And the theme, the strategy that we employed, ironically was very consistent with the strategy that had been employed by Universal American and it was one of the elements that I think both Richard and I felt was so valuable in the acquisition of MemberHealth by Universal American. It is a provider centric model. But interestingly, in the pharmacy world, what does that really mean?

The pharmacists have been for the last 20 something years in every poll that I’ve ever seen the most trusted professional in America. And they’re a very trusted advisor. So when we talk about a beneficiary centric model — excuse me, a pharmacy centric model, it’s really a beneficiary centric model because it’s nice that we do good things for the provider but frankly, if we’re not first and foremost taking care of their beneficiaries, they just don’t care.

We have 60,000 bosses out there who all have my cell phone number. And if we aren’t doing the right thing for those beneficiaries first and foremost, then nothing else counts. So our model, just as Universal’s model, and you’ll hear from Ted [Carpenter], really starts with that beneficiary. And that sounds like something that everybody does. But here’s some of the — a quick example of what that really means.

In our plans, our basic plan that we offer, for the beneficiary, generics are free. Now, a lot of those people are what’s called dually eligible, they’re on both Medicare and Medicaid. So they’re already subsidized by the government. Their co-pay might only be $1 or maybe $3. Now, for everybody here in this room, $1 isn’t very much. It’s not really going to cause us to make a buying decision.

But for those people, that $1 is important. It’s actually a buying decision. And moreover, many of them don’t have the $1. So what happens? The pharmacy has to eat it, because the pharmacist is going to take care of that patient and give them their drugs anyway. So we built a program where the generics were free for the beneficiary. That $1 was important.

But that’s not just how you end it. That’s the first step in that realignment of the whole process. The next thing that we did is we paid the pharmacy more when they dispensed drugs like generics that reduced the cost for the beneficiary, that reduced the cost for us as the plan, which means they also reduced the cost for the government.

A generic might be as little as 20% of the cost of the brand. You add — the drug manufacturers give rebates, all that stuff’s valuable, it’s really nice to have. But I’d rather have an 80% reduction in cost, than a 15% or 20% or 25% reduction in cost. So every percentage that we can move that generic needle is vitally important for us.

So what we do is we pay the pharmacies a bigger dispensing fee when they dispense generics. And then on top of that, every quarter we review the store’s activity, store by store, every one of them across the whole country. And as they increase their percentage of what we call generic efficiency, in other words taking advantage of every opportunity that they can to dispense generic drugs, we then have an additional fee that we pay them.

It’s a pay for performance model where, as they reduce the cost for the beneficiary and for us, we pay them more. So they’re sharing every month in some of that, maybe as much as 80% savings on those particular drugs. They are rewarded from it. We are rewarded from it. The beneficiary is rewarded from it.

What that also means for the payors, for the — excuse me, for the prescribers, for the doctors, is better medication compliance. If these people are taking their medication compliantly, they’re staying more healthy, as an insurance company over a course of multiple years, our people are healthier, that’s better for us, the doctors like it, it’s a true realignment of all of those interests.

The pharmacists have a very simple proposition with us. Most of our competitors use their computer systems; we’re all highly automated in the PBM industry, we’re all very efficient. They like to use their computer systems to control the systems. We look at it as a people business. And our proposition with the pharmacist was simple; step up and help us manage the beneficiaries’ care and we will allow you to be engaged as a clinician. We’ll deal you in to the healthcare equation.

It was a novel approach. It was something that resonated with the pharmacists out there in our communities, and it incentivized them to work with us to help control the drugs of our patients.

Additionally, many of the pharmacists have worked with us to allow our agents in the distribution network that you’ll hear more from Gary [Bryant] on, certainly heard from Richard [Barasch] on, allowed many of those agents as invited guests into their stores, they’re allowed to set up tables and talk to the beneficiaries about the value proposition of our program. It’s one of the ways that we were able to bring on over 1 million beneficiaries when we certainly weren’t a household name.

If we go to the next slide, so what does this all mean? This is kind of a complicated slide. What does this mean sort of in reality for how does our business model work, just to help you folks sort of understand the nitty-gritty of what does all this mean.

Well, first and foremost, the first thing we encourage every beneficiary to do is to sit down with the pharmacist the first month that they join the program and we pay the pharmacist to review with the beneficiary. What are the drugs that are covered? How do you use the program? How do you get the biggest bang for the buck? How can you take advantage of this wonderful benefit the government is giving to you?

And the difference is we’re considered a very highly managed plan. That means that we have lots of clinical things. Well, we have lots of clinical things because we’re asking these professional pharmacists to be clinicians. Highly managed care doesn’t mean denied care, it means managed care.

People like managed care because, in fact, someone is looking over their program with them, someone is working with them to keep them healthier. So instead of walking into the pharmacy, presenting a prescription, the pharmacists saying, your drug ain’t covered, you have to call your plan, the classic thing we’ve all heard about. We all have an aunt or somebody who has had that experience in a pharmacy.

Instead, our pharmacists have an opportunity to sit down with the beneficiary and be paid to review the whole program with the beneficiary right up front. That means that they’re going to get on the right drug, that means that they don’t have an appeal or an exception or a grievance or that sort of stuff. It’s an opportunity for the pharmacist to put people on generics. It’s an opportunity for the beneficiary to understand better about the clinical ramifications of their drugs.

So as you go along with the other prescriptions, obviously I talked about the generic, we’re reducing the drug spend. Our generic substitution rate when we started the program, we projected it was going to be somewhere north of 50%, maybe into the mid 50s. Our generic substitution rate today is well into the mid 60s.

We continue to improve. Every quarter, as I mentioned, we review this with the pharmacy store by store. It’s so important in the retail pharmacy community today that some of the regional chains actually take our reports and have designed management bonuses for their store managers based upon the results of our reports, because they regard it as sort of cohort to the mission of that store.

And then finally, on an ongoing basis, particularly for our most ill patients, the patients that have the greatest infirmities, we have ongoing sessions, we call it MTM, medication therapy management, that pharmacists are paid to sit down on an individual basis with the beneficiary, work with them, get them onto the best medication that we can. Now, that doesn’t always mean taking them off medications. That might actually mean putting them on additional medications.

And that’s very important for our long term strategy as many of these people hopefully see the value of the managed care plans that you’re going to hear about, and as we become the overall medical insurer for this beneficiary, obviously we want them on the optimum medication therapy that will keep them healthier longer. That’s long term tremendous value for us as an insurance company and of course therefore for our shareholders as well.

I hope that helps you understand a little bit how the MemberHealth strategy brought us here. We’re obviously very excited to be part of this family, and I’d like to now turn it back over to Gary Bryant and thank you very much.

Gary Bryant: I think you have to agree it’s pretty exciting to have the pharmacist on your team. Now, let’s talk a little bit about our Medicare Advantage private fee-for-service programs. As Richard indicated previously, we saw that the Medicare market was changing back in 2005, and we started with a little test program and I believe we did it in two states and very few counties. But back in 2005 you can see that we enrolled about 5,000 lives.

In 2006 we said, well, our distribution system in those counties is taking to the products and so forth, we said we could expand. So we expanded in 2006 to about 15 states in 450 counties and we increased the enrollment to about 18,000 members. Then last year we said, well, let’s just really, really expand this program so we went into 2,500 counties and 35 states. And as you can see, we were very successful and our membership grew to 190,000 members.

So we think this is a very good market and our legacy sales force obviously accepted it very well. So today we have about 190,000 members as of the end of September. So far for this enrollment season we now have enrolled in excess of 30,000 new lives going into this year. The key point — one of the key points here is that over 80% of our membership is located in 125 markets, and you’ll hear more about that a little later on.

Robust market conduct and compliance procedures. I’m sure everyone recognizes that we were one of the seven companies that voluntary suspended selling back in the earlier part of 2007 — should say the mid part of 2007, and our agents go through vigorous tests.

They have to go through training sessions and so forth, and we take market conduct very seriously. We have what we call the zero tolerance. If the agent messes up, basically we take disciplinary actions. We have a committee that meets once a month and reviews every single complaint consisting of our chief legal counsel, compliance people, et cetera. So we take market conduct at our company very seriously.

We now have over 12,000 certified agents. Certified, again, means that they have passed the test to sell this product line. And we are in — for 2008 we’re in 31 counties in 47 states, so we’ve expanded again. We believe that there’s a great opportunity in the retiree group market again for this product line, particularly for us again in the small to medium sized groups. And one of the things it does for us is that when lock-in is finished at the end of March in the group market, the group market can continue selling year round.

So this will give our distribution system an opportunity, even though they’re individual salespeople predominantly in individual markets, some of those people will migrate into the group market, particularly the small group market. So we think this is a good strategy for us.

One of the key points on our private fee-for-service program that we think are very critical to us is our provider relations area. We have a totally dedicated team of field reps. We now have approximately 50 field people out there calling upon providers every day, talking to them, et cetera. They act as a liaison between our members, our providers and our agents. We call this they’re covering our triangle of customers, because we look at our customers being the member’s providers and agents, and so they’re calling upon these people every day representing us.

Another key point to our private fee-for-service program is the voluntary care management, again, voluntary care management, not required but totally voluntary. It starts the minute the person buys our product. Within the first 30 days of buying our product they get a welcome call and a health assessment call so our nurses, et cetera, on the call are on the phone with our new members and going through their health.

And hopefully, and most of those people are very receptive, once they tell you that they have a health problem, et cetera, our people are taking care of them. And I call it leading them through the health maze because it’s very complex out there if you’re a senior citizen going through a health program. So, we lead them through the maze.

We proactively assist the members with their healthcare concerns and needs, and we follow the inpatient admissions. Every time one of our members go to the hospital, et cetera, we’re there to [follow them through] their admission and trying to help them.

And when they discharge, we work with the discharge programs in a lot of cases, not 100% of the cases, but a lot of cases we work with them and our members really do appreciate this service. So we think that even though voluntary, a lot of our membership really utilize it. So we think this is a very good program for us and something we’ll certainly continue.

You’ve seen this slide before, but I think one of the key elements here is the PPO people — excuse me, the Medicare Supplement people and all of the policyholders that we have and what our migration strategy is. And you can see — we believe that and you can see that the private fee-for-service, we fully recognize that it’s something else evolving and we’re working right now in what is evolving in that area.

We’re working with the migration strategy to effectively move these people through the different programs. And you’ll hear a little more about this from Ted Carpenter because as we migrate these people from Med Supp, to private fee-for-service, to PPOs and then hopefully, ultimately to the HMO programs.

So next, I’m going to turn it over to Ted who’s going to talk to you a little bit about what’s evolving in our strategy as far as moving these people around. Ted?

Ted Carpenter: Good morning, and thank you, Gary. When Heritage Health Systems was acquired in 2004, we came to Universal American with about 15,000, 16,000 members in southeast Texas and as of September, we’re at about three times that number. And we have enjoyed wonderful growth and opportunity as a part of the Universal American family. So we are launching 2008 with a wonderful membership base.

I’m going to talk a lot in the next few minutes about the next two bullets, so I’m going to skip them in this slide. But the heart and soul of the medical care management model we have is about changing the nature of the relationship with the physician. Much in the way that Chuck [Hallberg] talked about changing the relationship with the pharmacist, we do that at the physician level.

I’m really pleased to say that as of this fall, 60% plus of our sales are now coming through one of the Universal American agent or broker channels. When that first started, when we were first acquired, that number started off at about 20% and then it grew to about 30%, went to 40%, and with some additional redesign and keep working the boundaries and getting the agents and brokers comfortable with selling a network-based product, this fall the sales have climbed to over 60% through those traditional channels.

And I think it is really a strong case in point to what Richard [Barasch] talked about, about the importance of the distribution channel to the success of the organization. Historically, managed care and the agent broker community have not done well together. But under the Universal American umbrella these things have come together really spectacularly and we’ve been able to enjoy tremendous growth using the Universal American distribution channels. It’s really been a great story.

Then this past year we’ve expanded to the north Texas market, in Milwaukee, purchased Global Health, as Richard’s already talked about, added that to the managed care component of the organization. And we, like the other aspects of the organization, have got additional growth opportunities ahead of us. Our sales this fall are already at the — about the 7,000 member level, spread across all the markets, and we’re on our way to certainly one of our best or the best sales years we have had.

I have to give credit to Tim Barry, who’s sitting around out here someplace, for this slide because it says in pictures what it takes me 15 or 20 minutes to say in words about the difference between the world that our physicians live in today and the environment that we try to create in working with our managed care organization. You all are well aware of what traditionally goes on between payors and providers. It’s a contract struggle.

The payor has the money, the provider has the service and there is a war that goes on in the submission of claims, the payment of claims, the approval of claims, the pending of claims and the going back and forth, and of course the members sometimes caught in the middle of all that. Each side buys a lot of sophisticated software for billing and then the other side buys more software to avoid the billing practices of the first software and you end up with, again, dissatisfied members and very unhappy providers.

So the idea in the managed care model that we have is to fundamentally change the nature of the relationship, the working relationship with the physician. The first big piece that changes is the way in which the physician is involved with the managed care program. And I’m going to have a lot to say about that. That’s captured here by the words, put the decision making in the hands of the physician, in the hands of the doctor.

We want the physician owning the clinical decisions that go into the patient care. We want them thinking about them at the patient level, we want them thinking about them at the population level, and we want them thinking about the health plan performance level and bring all those factors together. So they have to get involved in the process of care, not just in the exam room, but also upstream into the whole patient care continuum.

We want to give the physician additional tools, capability, data, reports, systems, clinical capability so they can do more for the patient than is typically done just through exam room quality based services. And we want to give them more tools. And then finally, they need to be paid for these services. Let me digress and make a point about patient care and how physicians get paid.

Much of what it takes to serve a complex patient who has compliance needs, has home environment problems, who has multiple complex diagnoses and all that, what it takes to truly handle that complex chronic patient cannot be done solely with the care provided in the exam room.

It takes a pharmacist, it takes a social worker, it takes talking to the medical management team at the health plan, it takes coordinating specialists that might be taking the patient in two different directions, it takes time to coordinate at the physician level all those services in order to optimize the care received by that complex patient.

Well, in the world of RBRVS coding, there is no code for spending 15 or 20 minutes with the daughter bringing mom into the visit to find out what’s really going on at home, because mom won’t tell the doctor she’s incontinent or whatever’s going on, they don’t want to say. There’s no code for billing for the time at the pharmacist.

There’s no code for billing for a lot of those services. So physicians either do it or figure out that they’re not going to get paid for it or something, but they are not compensated currently for the services required to take care of complex patients.

One of the fundamental things we do in our medical management system and the way the doctors are compensated is to get them paid for all the care that’s needed by them to serve those particularly difficult patients. That’s a very big change. So the sharing of profitability and how we pay them isn’t a gratuity, if you will, or a thank you or whatever. It’s actually getting them paid for all that they do.

And something I always tell physicians when we first start talking to them about our financial model is you will feel like you’ve earned every penny that you get paid before you’re done. This isn’t a gift. It is, in fact, a way to get you paid for stuff that you cannot get paid for under regular Medicare. So the way they’re involved in the process, the tools they have to take care of the patient and getting fully compensated especially for the complex sick, are part of changing the nature of the relationship with the patient.

Okay, what are some of the ingredients that go into this different Medicare managed care clinical approach? It starts with a careful design of the product. In this case, this is Product with a capital P. It definitely includes benefit design, because that matters to the member and it matters a lot about place of care and other kinds of things. But it’s also product that, in the eyes of the member, would include the network design, what hospitals, what specialists, what DME companies, where are the service providers.

And then importantly, both of the, I’ll say the physician and the patient, what’s the process I have to put myself through to get access to the care? So when I say product design here, I’m talking about the ingredients that go into the patient care experience or the provider care experience in getting people served, beneficiaries served. So it starts with that design and this design goes on at the submarket level.

There is not a ubiquitous, common, simple template for how to organize patient care. You’ve heard the expression a thousand times; all patient care is local, it is true. And in the design of the organization, we reach into that local or submarket to make the healthcare process work as it works in that part of town. And I’ll talk about network design in a minute, but this is where it starts.

The second thing that’s important about this process is you can’t take care of risk, medical risk that you don’t know about. So, just as Gary [Bryant] described, very early in the membership process we assess the risk. We do a comprehensive HRA. We pick up the HCC code that comes with the member, that’s another early clue.

And then depending on what we find in the regular HRA, there could be additional drilldown assessments if we find out they’ve got cardiac disease, or we find out that they’ve got COPD or something else or they’re frail or they don’t have a regular primary care provider or they’re getting their primary care mostly from emergency rooms or whatever it is, then there can be a different assessment.

This is where in this risk assessment, we do all the things that other health plans do about risk coding and making sure the diagnosis and coding and all is right. But the added value of all that for us is that it allows us, early in the process, to begin thinking about clinical populations within our membership.

We — sort of at the physician level the difference between I have a patient in my exam room with diabetes, to in my practice I have 100 diabetics. Did I do a good job taking care of Mrs. Smith in the exam room, to what’s the compliance of my 100 diabetics with all the clinical standards for diabetic care. And it causes the physician to worry as much about who is not in the exam room, as who is in the exam room.

So it’s a population-based care model. It’s got a public health kind of angle to it, as opposed to the one-off exam room care. And it starts with a risk assessment, disease registries and understanding about the risk in the population being taken care of by that provider.

Medical management is all the things that you all know about. It’s disease management, case management, utilization management, drug management, the use of hospital lists, the use of authorizations and so on and so forth. It’s the tools that we use to wrap around those populations to achieve outcomes.

And then lastly, and what really begins to tie this together is how we compensate the physicians. One is that the primary care physicians will get paid more than Medicare at — for membership right up front, because we want them to do more than they typically do in regular fee-for-service medicine. We want them to take time and so on and so forth. So they get paid more up front.

But then if they achieve improved clinical outcomes, this means I’ve really got to pay attention to what my patients are getting in the way of care either from myself or from the specialist, then that triggers the additional compensation. Sometimes that’s scored at the group level, sometimes that’s scored at the individual patient level.

But we try to bring back clinical performance into the practice in order to key off or trigger the final bonus or we call it quality compensation payment. So you tie all that together, good design, risk assessment, population risk, great medical management tools and a motivated physician to get clinical results, and that, quite frankly, is the profitability engine that drives our medical management model, does good things for physician satisfaction as well.

Okay, one more really important thing I want to say about critical success factors because I’ve touched on some of these already, and that’s what’s the building block for all this. It is too organic to run all this at the doctor by doctor by doctor level. It’s too much variation. If you run it at the whole market level, it’s too big and it’s too generalized. So the way we’ve found to bring all this capability down to the physician level without making it person by person is to design something called the network. It is typically the following.

It is a group of primary care physicians; sometimes that’s a collection of community-based independent physicians, sometimes that’s an individual practice, sometimes that’s an IPA, sometimes that’s a multi-specialty group practice. But it is a collection of primary care physicians. Common size, 20 to 40 doctors. Sometimes it gets bigger. Sometimes it gets smaller, but typically 20 to 40 PCPs.

We want those PCPs to tell us and select the specialists that they want to use in treating their patients. Not who they have to use, not who happens to be in the book, not who signed a contract and returned it, but what specialist do you want your patients going to. So there’s a specialist group associated with each group of primary cares. They typically practice around one maybe two hospitals because that’s the world that they operate in.

There is always a physician leadership and governance system. If it’s a practice, they have — it comes with the organization, multi-specialty group practice has a management structure. If it’s a community group, then they will elect — or they will choose a chair, a medical director so that there is a physician led governance system.

And then we will wrap a P&L around all of that, so we can score their performance at the network level. It creates a group that has a high degree of ownership in the results of that care delivery system and they can have a lot of one-on-one influence on each other.

Here’s a common example. We can tell every time a physician invests in a CT scanner. Absolutely, because the next thing that happens is we get a lot of CT referrals. That utilization will pop up right away. You bring it back to the physicians in their network.

And we’re asked to leave the room and they tell that physician, glad you bought into the CT scanner, but you need to follow guidelines about the use of that service. We aren’t going to pay for it. So you can make some other health plan pay for it, but you can’t pay for it here.

Or whatever else they bought into, or whatever other investment they’ve made, or whatever technology they think they have to use now, it’s got to pass the peer test. And that is a very powerful setting that self-regulates the physicians and they get into lots of discussion about clinical efficacy and all that and they hammer that out.

We use our technical expertise to help them make those decisions, but it creates a mechanism for self governance and a role for physician leadership to have an impact on quality and cost so that we can optimize both.

And it’s a very powerful mechanism, the structuring of the delivery system around these networks. It also keeps the networks local and line of sight and those kinds of things. So in the critical success factors, that mechanism of a network is the mechanism we have to engage physician responsibility, to align the incentives, to create the design of the network and to use the medical management tools that we have in the organization.

Lastly, the slide. This slide says that Universal American has a very large customer base nationally, and that that customer base are our future clients to come into a managed care environment. And that’s what the arrows coming down are. The boxes across the middle obviously are from light managed care over to this high end industrial grade managed care model that I’ve described that we have in the HMO world.

When this slide was developed, when this concept was developed, what we said is we want to pull back into the lighter versions of managed care, all these tools and this attitude towards physicians and this mindset that we have about better care back into the products.

So from day one, the private fee-for-service model had a provider relations — a meaningful provider relations component. And it had from day one voluntary care management. Voluntary care management is mostly the patient side of the total medical management model that we have in the HMO world.

So, guess what? HRAs were done with members coming in. We did risk assessment and we began engaging the patients, much the same way we do in the HMO, but it was all done through the patient side. The really nice surprise that we’ve had in the private fee-for-service side is that when you pick up the phone, when the case managers pick up the phone, we are getting hardly any resistance or pushback from the community physicians when we need their help. That was not known when we started.

We are getting physician cooperation because we bring real help to them in handling the complex patients. We don’t have the rest of the relationship I’ve described, but we do get help because the tools that we have and the way we designed it is intended to be real help for the patients and the doctors feel it out here, even in the private fee-for-service model. And we get we get good satisfaction from them.

Then in the PPO world, we can use more of our tools and more of our capability, and then finally get over to the HMO side. What’s sort of the obvious part of this slide is that patients select further to the right. They’re getting into a managed care model that has more management in it.

It’s more intensive, more case management, so on and so forth — as you move left to right. And the patient is moving into a more restricted network environment and we can do more for the patient, the benefits get better, the economics get better as you go left to right, so on and so forth.

But the other side of it is that as much as we’re worried about the patient experience as you go left to right, we also have designed into this the physician experience. So that at every step as you go left to right, the economics get better for the physician, the help gets better for the physician, the systems around them, so it’s both a model about how to attract patients down that continuum, but it’s equally a model to keep physicians in the process, too.

There is a shortage coming in primary care. There’s physicians out there who are worried how they’re going to take care of their baby boomers that are sitting back in their practices that they have to take care of. They know what’s happening to compensation in regular fee-for-service medicine. So if we have an increasingly attractive physician model as we move left to right, that’s going to not only give us the clinical engine to support this, it’ll bring their patients with them as we move down the continuum.

So it’s as much a patient strategy as it is a provider strategy. Get to know us here, like us here, love us at the right. So this is — the migration strategy is also about providers. That’s the part that’s not so obvious about this slide.

All right, thank you very much. Appreciate the time. Richard?

Richard Barasch: Yes, we’re running a little bit ahead, so why don’t we take a short break, maybe 15 minutes, and then reconvene?

(BREAK)

It’s a very compliant group. Everybody got quiet very quickly. For the balance of the program, and we’re doing well on time so we’ll have plenty of time for Q&A and then for lunch. Balance of the program Gary Bryant is going to talk a little about our traditional insurance, which still plays a role in our company, both from a strategic perspective and still financial.

Jason [Israel], when we first did this presentation, Jason had about 15 slides, it’s down to one. He’s going to talk about our admin business and then Bob [Waegelein] is going to talk more specifically about our financial outlook, our guidance, with a very specific, almost a teaching role in how our fairly complex quarter to quarter progression is going to look for the end of — for the next year. So, Gary?

Gary Bryant: I’m going to really talk about the Medicare Supplement piece of our traditional business versus all the different lines. The other components are really insignificant, but I’m sure you’d like to hear a little bit about the Med Supp world.

But as Richard indicated before, the Med Supp world is not dead. But it will probably be never the same again, and the reason I can say that to you is because the private fee-for-service products and the HMO products are much more competitive for the senior citizen, they are realistically much easier to sell to the senior citizen by the distribution system.

And I can say that due to the fact that if you’re buying the Medicare Supplement product, you’re having to be underwritten, they’re asking health questions of you, certain of you wouldn’t qualify, where in the MA world it’s all guaranteed issue, just sign the application.

And by the way, the Med Supp premiums today are averaging — a new sale would be somewhere between $1,600 and $2,200 a year, depending upon where you live, so it’s been getting very expensive for Medicare Supplement. And as those Medicare Supplement people migrate into different programs, that obviously is going to make the Medicare Supplement premiums even higher in the future. So while Medicare Supplement’s not dead, it’ll never be the same again probably.

Now, I’m the one responsible for the Medicare Supplement. If I was standing alone I wouldn’t be too happy with seeing declining revenues and declining profitability. But there’s one thing I would like to tell you, that that slide is a little bit misleading because that only reflects the profitability that we have within the insurance company.

It does not reflect the total consolidated profitability of our Med Supp because our insurance companies pay service fees to Jason Israel and his company over there, and I will just say that Jason makes a nice profit off the service fees that we pay to that company on Med Supp. Not Jason personally. But I would like to say that we do not lose money on our Med Supp, we do not.

Also, there’s one thing I’d like to talk a little bit about is about the hedge to Medicare Advantage. Okay, everyone recognizes that a senior citizen is going to have choices to make in the future. That’s the reason why I say, and Richard says, Medicare Supplement’s not dead. Never be the same, but at the same point in time we believe strongly that Medicare Supplement needs to be in our portfolio and we’ll continue to have Medicare Supplement in the portfolio.

There will be rate increases. The rate increases will probably be higher in the future, not only for us, but probably for other carriers in the market as well, because again, you’re going to see people that are moving from Med Supp into these other plans and when you start moving, you have anti-selection. And anti-selection results because a lot of time your healthier people are the ones that are going to move first and your sicker people are the ones, who what? Going to move last. So you have an anti-selection factor in your loss ratio. Then seasonality in your loss ratio as well.

I hope you know that in the Medicare Supplement world we pay for Part B deductible, and that really takes place in the first calendar quarter, generally speaking. The deductible is around, let’s call it $100. And so in the first quarter or early in the second quarter, we pay now that $100, you might say, for all of the patients. So there’s a seasonality adjustment in your loss ratio, which is what we call front-end loaded and then your loss ratio improves. So you do have that seasonality factor there.

Effects of lock-in. I’d like to talk a little bit about lock-in. Okay, the lapsation and a lock-in go hand-in-hand. Once a lock-in is finished, and that’s at the end of March, then your lapses in Med Supp will slow down throughout the remainder of the year. But for the first quarter of the year, we’re going to see higher lapses than normal, or we should say we’ll have them about the same percentage as last year, we anticipate.

But at the same point in time, it’s going to be more lapses in the front side versus after the lock-in period, because the people will not be able to buy the HMOs or the private fee-for-service programs, so they’ll stay within their Med Supp. So that has a definite impact.

We’re also going to be rolling out a Plan J for our field force. We’re working on that currently, and our target date is to have that rolled out by the end of the first quarter. So they’ll have a new Plan J in the portfolio to sell after the lock-in. So we think that that would be a positive.

Increased competition. I’d like to speak a little bit about increased competition in the Med Supp world. Yes, there’s a lot more advertising going on in Med Supp. Yes, there’s a lot of companies out there trying to push Med Supp as their primary product, because they’re not into the MA world yet. So, there’s more competition.

But in the Med Supp arena your rates are pretty much fixed. In other words, you can’t change your rates except by approval of departments of insurance. So you can’t just come in with a new Plan A within a state. If you already have a Plan A in a state, that’s your rate. You cannot come back in with a new Plan A. So if you’re in the Med Supp world and you’ve been in it for some time, there’s no such a thing as a new rate coming in.

So, but you do have new players coming into the game in Med Supp and they’ll have a more competitive rate than somebody who’s been in the Med Supp world for a long time. So there’ll be competition still in the Med Supp world, but again, as far as the ultimate outcome, private fee-for-service, the MA type products, are much easier to sell, they’re much cheaper for the customer and hopefully the end game is in that marketplace.

So now, I’m going to turn it over to Jason Israel, who makes all the profits on our Med Supp business. I lose all of it and he makes all of it. So, Jason, come on up.

Jason Israel: Good morning. It’s really a pleasure to have a few moments to talk about the administrative service division. In relation to the other businesses that you’ve heard about so far, we are relatively small, but we are, as Gary  said, profitable as well as, I believe, a strategic part of the organization. One of the profitabilities that he didn’t — reason for profitability I think is because of the attention to detail, as well as trying to be efficient in the services that we provide.

Administratively we support our affiliates, as well as third party clients. About 75% of our revenue comes from affiliated business and the bulk of our increase the last two years has come from buildout to support affiliated Medicare Part D, as well as Medicare Advantage sales throughout the organization.

Our administrative roots go back to supporting the traditional insurance products, Medicare Supplement and long term care, but just like our other businesses, we’ve expanded our services to include full service administration for Medicare Advantage as well as Medicare Part D. These services are available obviously to our affiliates but also to third party clients.

Today, we provide full turnkey administration for Medicare Supplement, long term care, Medicare Advantage, Medicare Part D, and we also provide a menu of services on a standalone basis to our clients, things like underwriting, claims support, licensing, commissions, care management and we also have a non-insurance product that’s available that’s a care management assist program called Nurse Navigator.

We believe we’re well positioned for growth going into the future. Things that we target in our marketplace, it really kind of goes across the market spectrum. We target new entrants into the market, companies that are just trying to get into the business, looking for a way to get in with a low investment and a variable cost structure, and we stack up well in being able to provide this type of service.

We also target mature companies, companies that are in these lines of business, let’s say like Medicare Supplement. It’s no longer a core product for them and they no longer want to continue to make the investment in their infrastructure to continue to stay up, do new rate filings and be out in the marketplace. And we also provide an avenue for them as a client service opportunity.

And then we also provide a value added across the continuum, and particularly in areas like care management, licensing and commissions that are support added to companies that they don’t want to put any infrastructure or don’t have the skill set to support.

We have competitors obviously in the marketplace. We think that we have a differentiated position in the marketplace. It’s built around our knowledge of the senior market products across the whole continuum. It’s built around our scalability in being able to deal with large volumes of insureds and members in an efficient and profitable way.

And it’s also built around our member/insured centric model that we’ve developed over the years of our business, where we focus on making sure that we’re providing the best service to obviously the member or the beneficiary. And that has its roots in a good part in the nurse model that we employ, and we have a lot of nurses on staff and we also have a very robust field force of nurses that support our regular staff models, too.

So while we may be relatively small in relation to the whole group, we are a very strategic part of the organization and obviously poised for continued growth. And I’d be remiss in not having a sales pitch here, as you talk or view other companies out there or have administrative needs and/or value added piece, please keep us in mind. Thank you.

Bob Waegelein: Well, I have to say, as Richard [Barasch] indicated in the beginning, usually it’s him and I out in the field talking to most of you folks, either at one-one-ones or in investor presentations for the various banks. But it was great to hear from our management team, they’re very insightful.

They do a great job running our businesses for us on a day-to-day basis, and Richard and I generally have the pleasure of promoting what they’ve done. So to hear them talk about their business and be available for questions, to get a little more insight to you folks today has been a great pleasure for us.

I want to bring this into some of the financial aspects of what we’ve been talking about today. The first thing I want to discuss is how we’re going to report new segments for 2007 and beyond for the time being, until our next transformation I suppose. We did re-segment our business a couple of years ago. But as you can see, the transformation and the inclusion of some other new business is requiring us to really rethink how we want to report our results to our investors.

Currently we’re reporting Medicare Advantage, which is including our health plans and private fee-for-service. Included in our senior health division is Part D and Medicare Supplement. We separately report specialty health, life and annuities, administrative services and my profit center called corporate.

What we’re going to roll out in 2008 is going to be Med Advantage again, which is going to consist of our health plans and our private fee-for-service. As we begin, as you saw the slide on PPO, this will also come into this segment in the future. We’re going to separately report our Part D results, which will include the MemberHealth and the Prescription Pathway products.

We’re going to combine all the other legacy type of insurance products, Medicare Supplement, specialty health and life and annuities, under a new segment called traditional insurance. And then finally, administrative services and corporate will continue to be reported in the same manner.

I think this will help bring some clarity to how you analyze our company and really better aligns how we’re running our organization now in our future financial reporting. So look for this to happen in our current 10-K. We’ll provide historical details on our website so you can kind of adjust your models that you’ve built over time. We also do think that this re-segmentation will not be a difficult transformation for all the work you’ve done to study the financial impact of Universal American, it’s just a re-aggregation of some of our segments.

Richard alluded to some things that I need to do a little education on, and that’s the seasonality of our business. And it’s becoming more and more seasonal as we’re getting involved in some more of the government programs. As we historically talk about our results and our fourth quarter earnings results call about the future, we always try to put a heavy emphasis on the impact of the first quarter results in our business and how that plays out during the year.

What you’re going to see in 2008 is a larger impact of seasonality on our results. It’s coming from Part D and Medicare Supplement primarily. In Part D you’ll note that with the inclusion of MemberHealth, much more of our revenues are going to be in the private D sector, which is heavily seasonal. So approximately the next year, over 33% of our business with MemberHealth will be coming from Part D. So just naturally that seasonal business that we’ve currently reported is just going to have a greater impact on the seasonality.

The benefit structure continues to be a coverage gap that is backend weighted, where we’re not picking up some of these expenses and that will continue in our financial statements for next year. But the real major impact that’s going to happen on our company and in the industry that’s offering Part D is going to be the seasonal impact of the change in the government corridors.

As you know, currently, 2007 and 2006, the government corridor was 250 basis points up and down and they would share 75%/25% reinsurance. After the first 250, it would go to 50/50 reinsurance. For 2008, what’s going to happen now is the corridor is expanding 250 basis points. So we’re going to pick up the first 500 on ourselves, so that’s going to all come through in the first quarter.

In addition, when we pierce this first government corridor level, the mix is going to go from 75/25 to 50/50, so we’re absorbing even more of that reinsurance or getting less reinsurance relief. So as a result, this is going to be a very major impact in how we report our numbers through the year. The end of the year result on an annual basis should be fairly comparable to how we bid the product, but it’s just going to be the pattern of how our profits are going to be reported for Part D for 2008.

In addition, Gary [Bryant] I think did a good job in talking about the seasonality of our Medicare Supplement loss ratios and lapsation. The loss ratio issue is nothing new for Universal American. We’ve been reporting that pretty transparently through the past few years. Obviously, as the business is shrinking, some of that impact or effect will come down from a dollar’s perspective. But the seasonality of our loss ratios, again are going to be continually high, 78% to 80% in the first quarter, trailing down through the years. That is nothing new.

Again, the amortization of DAC, hopefully you’ve noticed in the first quarter financial statements of a year ago there was a heavy impact, as Gary indicated, as Med Supp folks moved over to the Med Advantage products. We have to recognize the write-off of that DAC in the quarter that they move. With the effect of lock-in now in just the first quarter, we did have an opportunity to sell through the year last year and some of that DAC continued into the second quarter. We think the first quarter seasonality impact on DAC will continue to be a strong one.

Finally, you’ll see some numbers fluctuate in the expense line in the first and fourth quarter as we roll out right now for our Part D and Medicare Advantage programs. We are heavily investing in marketing and sales, beefing up enrollment and call center activity, so the expenses to support these departments are going to be higher in the fourth quarter and again into the first quarter, and then you’ll see our expense lines come down a little bit in the middle two quarters.

So these are the major drivers of the seasonality patterns that are going to happen at Universal American for 2008. And again, I cannot emphasize strongly enough the impact of Part D. Due to these seasonal items, it is likely that we’ll probably report a loss in the first quarter. Again, much of that loss — or not much, all of that loss that is just in a reporting basis is going to get recouped in additional profitabilities in the later quarters.

So as we come out of our fourth quarter earnings call and start giving more quarterly guidance after we see how the membership enrollment happens during the open enrollment season, don’t be surprised if you see a loss being guided for the first quarter.

I wanted to give just a little bit of a mathematical observation of what this impact on the government corridor will do on our actual reported numbers on Prescription Pathway for the first three quarters. We had operating income, excluding our income from the PDMS joint venture, of negative $7.5 million through the three quarters of 2007, and you can see the pattern there.

Just applying the change in the government corridor calculation from 250 to 500, and then the risk share of 50/50 from 75/25, we would have reduced income in the first quarter at Prescription Pathways of $1.8 million, making it a larger loss.

I apologize for this slide. The second quarter impact would be about another $1.8 million. These are cumulative numbers, and we can revise this slide for you. And then obviously in the third quarter we start recouping that profit back. When we apply that to the consolidated numbers, we did report just about $3 million of after tax net income, that would have been down to $1.1 million.

So that is a major impact, but we do get it back through the balance of the year. Complicating this again is MemberHealth, which is a pure standalone Part D program that has five times the amount of revenues of our Prescription Pathway. So hopefully you understand the point of the seasonality of our business.

Now onto guidance. We’d like to give our full year guidance now today for 2008, and we’re going to be guiding to a range of EPS results without realized gains of $1.83 to $1.95. When we think about this in light of our 2007 estimates, MemberHealth has a very positive impact obviously on our 2007 results.

We were fortunate to close that deal probably at the most sweet spot of the seasonality of Part D in that we closed on September 24th, so the end of the third quarter and fourth quarters in Part D are clearly the most profitable. So when you look at our annual numbers for 2007, it’s not mathematical to go off of that as your benchmark of growth. We have to sort of take some sort of adjustment for MemberHealth.

Generally speaking, if we look at our 2007 results and back out the impact MemberHealth had on those 2007 final numbers, we’re looking at about just over 40% of organic growth in Universal American’s companies.

Most of this is coming out of our Med Advantage business obviously, and that’s as a result of the enrollment growth that we expect to see, as well as the commission savings on our renewal business and private fee-for-service. So a very good organic growth opportunity at Universal American for 2008. And when you apply the annual performance that we expect out of MemberHealth for 2008, we’re expecting accretion between 14% and 16%.

When we think about revenues, we’re looking to have a range of just under $4.9 billion to just over $5.4 billion, as you can see, spread through the various segments. These are nice growth numbers, good top line, and one that we’re very proud of in the transformational growth that Richard [Barasch] had showed earlier on this slide. When you apply these numbers, Universal American is growing quite nicely, continuing into the ‘08 year.

More specifically, to some of the segments in the high points, these guidance assumptions are consistent with what we’ve been reporting on a quarterly basis in our earnings releases. On Medicare Advantage we’re looking to have total enrollment in the range of about 300,000 to 325,000 in this segment.

Again, Ted [Carpenter] indicated that year-to-date, our open enrollment period to now we have about 7,000 gross adds. We’re looking to get between 56 and 60 in our health plan markets. Gary [Bryant] indicated that we’re at about just over 30,000 of gross adds now for private fee-for-service through the open enrollment period, and we’re looking to grow that to between 245 and 265.

Now, the most important driver of the profitability of our businesses is our medical expense loss ratios. At private fee-for-service, we’re still looking to guide through a range that’s fairly consistent with what we’ve been seeing throughout this year, a ratio of between 86% and 88%. The health plan is also consistent with the range that we’re experiencing in our health plans markets, which is between 76% and 78.5%.

Moving on to the Medicare Part D, it’s been a real pleasure to have MemberHealth join our family of companies and bringing on a nice bulk of membership. Between MemberHealth and Prescription Pathway, we think we’ll achieve about 1.65 million to just over 1.7 million of membership. Again, the open enrollment season now, to reiterate what was said earlier, is we have about 92,000 duals in the house and together with some of our other commercial sales, we’re about 140,000, that’s 140,000 members at this point in time.

We’re looking for margins to be down slightly from where we were on a consolidated basis in ‘08 versus ‘07, to be between 7% and 9%. Gary [Bryant] hit the point earlier that as we look to the future, continue to see these margins decline over time. The competitive bidding process and some of the change in the rules of the government program over Part D is going to force these margins to contract in the future.

And finally, the Medicare Supplement loss ratios, we did see some volatility and uptick this year in that loss ratio, and this year’s loss ratio should come in the high side of the range of what we’re projecting for next year, as 71% to 73%. But we do think we’re effecting the rate increases that we need to employ to bring that loss ratio back into a range of 71% to 73%.

Okay, to our balance sheet. This balance sheet again remains quite strong and very stable and supportive of our business platform and our plans for the future. I’ll have a sheet later about some corporate cash, but as of 9/30 we had $242 million of unregulated cash at our parent company, and we’re using that cash to support the growth of our private fee-for-service capital needs on our insurance subsidiaries.

Our insurance company cash and investments includes about $1.2 billion to $1.3 billion of fixed income securities and the balance is held in short term investments. A lot of this money is related to the Part D programs and private fee-for-service claims that are of shorter duration in nature, so we need to keep some of those accounts fairly liquid at the insurance company level.

When we’re thinking about our investment portfolio, obviously we’ve been very transparent about our investments in the subprime securities that are contained within our portfolio. We still retain a holding of $150 million of par value securities on our portfolio. The names haven’t changed from what we’ve posted on our website the last two quarters.

So if you’ve built in models to understand what’s happening on the cash flows of those CUSIP numbers, those are going to stay true through the year end as well; we’ve not had any sale transactions during the quarter.

When we think about market values of these subprimes, it’s a very, very volatile time for the subprime security market. There is no liquidity to deal with in trying to determine a fair value for these investment securities, so we have to rely on market indexes such like ABX, which is in the Journal this week as one that might not be as reliable, but is creating a lot of market value adjustments in various financial statements. We use that same source to do our initial determination of market value for subprimes.

I want to reiterate that we account for these as an available for sale security. And what that means is we mark these securities to market on our balance sheet, and the changes in those market values go through the equity account of our company. It’s a balance sheet write-down, if you will, or an adjustment to value. There’s been a lot of notoriety in the papers in the past couple of months and again today this morning of billions of dollars in the industry being written down and earnings getting impacted by the write-down to subprime mortgages.

We evaluate these subprime securities very closely with our investment advisors, and we continue to believe that they are money good. The collateral supporting the positions of the tranches that we are in in these various securities still are regarded as a money good security for us.

So while we’ll be marking these things to market through equity, and I don’t forecast right now an adjustment to our earnings as a result, as we don’t deem these to be permanently impaired.

However, the folks in the newspaper that are reporting these are generally financial institutions that hold these securities as a trading account security, and the requirement under GAAP is that you have to report mark to market through earnings if you classify that security on your balance sheet. So there’s a little bit of a disconnect on how we in the insurance industry and we as Universal American have classified these assets to what you’re reading about in the newspapers.

After including MemberHealth into our balance sheet and doing the financing and equity raises around them, our equity is now just under $1.3 billion at the end of the third quarter. Our debt went up to $350 million. Our trust prefereds, we did raise about $50 million during the year to support our growth. But our leverage ratio is still fairly attractive at 26.7%. We’re very careful in how we finance our transactions to maintain an adequate level of leverage.

So we think about capital adequacy at Universal American. Richard [Barasch] and I and our operators are very conscious and careful to make sure that we’re prudently putting on the business and have enough capital to support it, that we’re not going to be worrying about the regulators coming to us and saying you need to put more capital into the Company.

As of 2006, we had about $340 million of accumulated capital availability, and just over $230 million at the insurance companies, just over $40 million in our health plans and we’re sitting on some cash at the parent company.

As a result of financing and earnings, the projected capital that we see at the end of the year for the insurance companies will have grown to $451 million. That includes contributions that the parent company has made and earnings within the statutory entities. The health plans have accreted up about $10 million. And the unregulated cash that we have at the parent company is now at $165 million. So, that’s the forecast for the end of the year.

The 525% capital adequacy RBC ratios, I think are very adequate to maintain our ratings. We meet very regularly with S&P and A.M. Best to make sure they understand how our business is performing and the capital levels that we’re maintaining.

As we look at our $165 million of cash at the parent company, that’s down from the $242 million that we noted at 9/30. And our use of cash in the last couple months is to put more equity into the capital of our subsidiaries to support the private fee-for-service growth. And we also redeemed $15 million of our trust preferreds that came out of their first on-call period in December.

So, I think we’re wisely using our cash. This is enough cash to maintain the growth that we think we’ll see coming out of our open enrollment period of Medicare Advantage. So I think we’re suited very well for capital needs for 2008.

On the financing front, we did some major restructuring around the MemberHealth acquisition. We refinanced our facility through Bank of America as arrangers. We now have a $350-million credit and have $150 million available on an undrawn revolver. It was a five-year piece of paper.

We were able to negotiate I think an attractive rate with our creditors at LIBOR plus 62.5%. So our spread was fairly narrow when we closed the deal. We did take an opportunity to fix our rate at 4.77% for the five-year term on a portion, on $250 million. I think we hit the swap market at a nice time and were able to lock in a very attractive rate at 4.77%. The remaining balance of $100 million will stay at a variable rate of LIBOR plus 62.5%.

As indicated, we’re looking at the opportunity of redeeming trust preferreds as they come out of their no call five-year time frames, and we did do the first one at $15 million in December. There’s $60 million more that become callable in 2008 that have a current average weight yield of interest expense of 8.8%.

So, we’ll look at the opportunity of the cash on the balance sheet to see if it’s a great trade for Universal American, and to take some of the higher yielding credit facilities out of our balance sheet and replace it with better economic securities for us. The remaining trust preferred of 50 million was one that we did this year. So that will not be callable until March of ‘12.

So that is the financing summary for Universal American. I’d like to bring Richard [Barasch] back up for some Q&A.

Questions and answers:

Richard Barasch: Okay. Yes, sir. Please, everybody, when you ask questions, please identify yourself.

Scott Fidel: Thanks. Scott Fidel with Deutsche Bank. Could you just give us an update on the political developments right now and just talk a little bit about —?

Richard Barasch: As of what moment?

Scott Fidel: As of 15 minutes ago, but —

Richard Barasch: I think the answer is there is no answer right now. I think there’s —

Scott Fidel: I just had one specific question just around it, because I know there’s a lot of moving pieces to that right now. But maybe if you could just talk about where the IME payments, which seems to be one of the areas of focus in terms of —

Richard Barasch: This is sort of non-controversial — is that people are looking for ways to cut the cost to help score for the doctor fix. And IME is one of them. It’s a not well understood piece. But it tends to be a small slice across the board, but not an even slice across the board.

So it tends to be — I mean, the New York City counties get hit the worst with a reduction. Places with, I guess, large teaching hospitals in general get hit with the worst reductions. Where it’s most relevant is Houston, and there’s about a 2% differential in the Houston marketplace. So we would have a 2% base reduction in benchmark.

Scott Fidel: And would you be able to — because I know it’s a double counting dynamic right now. So is there anything you could do around your payments of that? Or, is that essentially an impact of the benchmark? And that’s just pretty much lower reimbursement.

Richard Barasch: I think it’s going to be lower reimbursement. There may be something coming on the other side, but it’s a lower reimbursement. And my understanding is if they bring it in, it’s going to be phased in over a period of time. So it’ll give us a chance to either adjust where we have all the levers, benefits, etc. to maintain profitability.

Scott Fidel: I just had a follow up on a separate topic just around — you’ve talked about attempts to try to migrate some of your Med Supp business over to the private fee-for-service products. And just interested in terms of what you’re seeing in that migration. And then also second migration, just in terms of efforts over time to migrate from the PFFS over to the network products. Have you sort of targeted how much of your private fee book you think would be sort of qualified for transition to network products?

Richard Barasch: We put up a — one stack, which is sort of our best guidepost because 80% is in 150 markets —125 markets. Probably the balance that’s not in those markets is probably scattered. But some of them might be rural that stay put in private fee-for-service, because it appeared that any of the formulations that we’ve heard about that there would be a place for rural private fee-for-service.

And by the way, it’s no accident where these 125 markets are. They also happen to be where we have a lot of Med Supp, a lot of distribution, and as we come to learn, our MemberHealth and Prescription Pathway members as well. So we think that we’ve identified sort of the sweet spot. As opposed to needing national PPOs or a national bunch of PPOs, we’re going to target ourselves at kind of where our people are. So we think we can over time migrate a good portion of it.

Scott Fidel: And then on your Med Supp piece, too.

Richard Barasch: And the Med Supp — look, the Med Supp piece, that was your first question. Basically, I guess it was right around 10% of our new membership last year came from our old Med Supp block. And that pretty much tracked through the year. And that 10% was exactly what excess lapsation was over expected pricing.

So whereas in 2006, we lost a lot of Med Supp folks and they went someplace else, 2007 it felt like the people who moved from Med Supp to private fee-for-service stayed with us — obviously, not everybody, but sort of on a gross basis.

Scott Fidel: That’s a good run rate for ‘08, too, that 10%, or —?

Richard Barasch: Well, I don’t think we’ve done that stat yet. But — Josh?

Josh Raskin: I got a couple questions. I just want to make sure—

Richard Barasch: Josh Raskin, Lehman Brothers.

Josh Raskin: Sorry. Thanks. Bob, did you say 1Q ‘08 EPS could be a loss for first quarter?

Bob Waegelein: Well, what I said basically was that due to the result of the seasonality that we expect to see from Part D, it’s likely that we will. I haven’t given any specific quarterly guidance. But I wanted to give the indication that that is a likely result.

Josh Raskin: Okay. I just wanted to make sure on that. The second, the MA adds, you mentioned a couple of different numbers in terms of the private fee-for-service where you were. And then I think you also mentioned some of the Part D. Can you give us a comparison as to where you were, understanding that you’re looking for a lower number and obviously less expansion—?

Richard Barasch: It’s quite a bit less than it was last year.

Josh Raskin: I’m just trying to figure out sort of this time last year —

Richard Barasch: In the aggregate, it’s about 40% of where we were.

Bob Waegelein: Yes, 40% where we were last year.

Josh Raskin: Okay. Understood.

Richard Barasch: Yes.

Bob Waegelein: Right, but Part D is better than last year. And Med Advantage, as Ted [Carpenter] indicated, is off to a better start.

Josh Raskin: Okay. And then, I’m sorry — just one more sort of numbers question. Year two commissions in private fee-for-service versus years three and beyond, is there another step down the way you pay it? Or, is it just big step down one to two?

Unidentified Company Representative: Yes, there’s a step down between one and two. And then there’s another step down between two and three. And there’s another step down all the way out to year ten.

Josh Raskin: Okay. But I mean, is it fair to say one to two is the big step down? Or is there —?

Unidentified Company Representative: That is correct.

Josh Raskin: Okay.

Unidentified Company Representative: That’s the big one.

Josh Raskin: And then I guess maybe a question — I don’t know — for Ted or someone — more around the Medicare Advantage. The Select Care model is a very specialized model. You don’t see that a lot in the Medicare Advantage, HMOs especially with the physician payment. So, I’m curious how that’s going in some of the newer markets and the rollout. And how do you get physicians that aren’t used to that mechanism, that have never seen it before, onboard?

Ted Carpenter: It takes time. Our guess is it'll take about three years for a market to fully mature -- sort of a year to introduce, the year to gain confidence, and then they buy in. But it does take time, Josh, to get them fully going.

Sometimes we'll run across a group that's done this before, and they believe it upfront. But more common is that we have to bring them along. We do not have a problem getting physicians interested in it. That turns out to be pretty easy. But really changing practice patterns, and style and making the commitment takes awhile.

Josh Raskin: I guess, I mean, just maybe the North Texas/Dallas market or something like that, what are you seeing in terms of network? I mean, do you have the network size that you want at this point? Are you having trouble at all with that?

Ted Carpenter: Yes, well, let me — Milwaukee is —

Josh Raskin: Milwaukee.

Ted Carpenter: It takes time. Our guess is it’ll take about three years for a market to fully mature — sort of a year to introduce, the year to gain confidence, and then they buy in. But it does take time, Josh, to get them fully going.

Sometimes we’ll run across a group that’s done this before, and they believe it upfront. But more common is that we have to bring them along. We do not have a problem getting physicians interested in it. That turns out to be pretty easy. But really changing practice patterns, and style and making the commitment takes awhile.

Josh Raskin: I guess, I mean, just maybe the North Texas/Dallas market or something like that, what are you seeing in terms of network? I mean, do you have the network size that you want at this point? Are you having trouble at all with that?

Ted Carpenter: Yes, well, let me — Milwaukee is —

Josh Raskin: Milwaukee.

Ted Carpenter: — very well sized. There’s not a single issue. And this year, the market in North Texas is much larger than last year. Tim [Barry], what do you—?

Tim Barry: (inaudible)

Ted Carpenter: Okay. Dallas is up to 200 primary care physicians, up considerably from last year.

Richard Barasch: It’s worth making a comment about this. We did — I think this goes in part to Scott’s question as well — is that when we were thinking about expansion two years ago, when we first acquired Heritage, we fell in love with the model, thought it was great, thought it’d be the easiest thing in the world to say, okay, we’re going to pick a bunch of markets, go to them, plant the flag, and it would work out wonderfully well.

Didn’t work out quite that simply. We do learn from our mistakes. And I think what we found is that instead of it being sort of a top-down swoop into the market, plant a flag, it’s really more of a ground up. And it’s got two elements. One piece of the ground up is the physician piece of this, providers and general physicians being the biggest part in the hospitals, but also creating a distribution network. And they’re going to have to grow sort of together.

And Ted alluded to this. But we’ve created — I shouldn’t say we’ve created — Ted and Tim have created a model of arranging for essentially a sell of our career agency group to go into these markets on a dedicated basis to sell only these products during the open enrollment periods. And that mechanism appears to be working extremely well. We’re way ahead on sales than where we were last year. Yes?

Mark Finkelstein: Mark Finkelstein, Fox-Pitt. Just a question going back to MemberHealth — I mean, it seems like one of the core strategies of that is actually taking some of the Part D and cross selling to other products. Can you just talk about the strategy around that, how that’s going to be affected, and to the extent that there’s any numbers that are baked into estimates on either revenue or earnings?

Richard Barasch: Cross selling, we have to be careful about the word. I mean, we’ve got members in MemberHealth that we would like to try to interest in our other products. Anybody from CMS here? There may be a secret shopper in this room, and if there is, welcome.

You want to take this, Ted?

Ted Carpenter: For next year, we have made a very small assumption about conversion marketing from various elements of the customer base of Universal American, including Part D.

That said, however, there is a large effort going on to learn how to do that, both how to sell directly to existing members and how to sell through the pharmacies themselves so that we get good at using those customer bases to move them into other products appropriately.

Richard Barasch: I think, Ted, is we closed MemberHealth in late September. We had done a bunch of work to get started. But we truly didn’t own them until September. So the effort probably was a little bit later starting than we would’ve liked. And this is a learning year for us. We’re doing some experimentation. And there’s some decent anecdotal evidence in places that it’s going to work.

We’ve introduced — and it’s not just the membership. This is an important point. It’s the relationship of the pharmacies, because what we’ve tried to do with private fee-for-service is create a product. And we call it Powered by Community CCRxSM. And we’re trying to then move this. And this goes back to my conversation about branding and how we’re trying to sort of pull through the various elements of what we’ve done successfully and put it into a more integrated model.

We’ll do okay with this in this iteration. But I think the issue for us is that we think there’s a very significant future potential for us in this. Okay.

Jukka Lipponen: Jukka Lipponen, KBW. My first question is really to Chuck [Hallberg] and Ted [Carpenter], I guess. Listening to you two talk about your businesses, it seems like you have a very similar approach in that instead of using the old adversarial approach, if you will. And so my question is, are you seeing competitors moving into the same approach, which seems so logical, seems to make so much sense, or not? And if not, why do you think that’s the case?

Richard Barasch: Well, first of all, we have a very strict rule about saying anything other than incredibly complimentary things about our competitors. Let’s start with that. With that, you can go on.

Ted Carpenter: It is one of the most common questions I get asked is if this is so wonderful, why doesn’t everybody do it? I think there’s a couple of reasons. There is a mindset about really, really being willing to commit to the success of a physician’s practice. And I’m guessing Chuck has the same concept about it. That comes more from a healthcare model than it does in insurance.

And the industry is replete with stories about insurance companies acquiring healthcare companies. And that’s not working out very well. This acquisition is absolutely the opposite case, I’ve just got to tell you. So, the first thing is there’s an attitude.

There’s a second is that there is a leap of faith when you first start up that somehow sharing your earnings is better than keeping the earnings. And until you have the evidence that it’s better to get half of a bigger number than all of a smaller number, besides the fact that it’s more stable, more predictable, all this other stuff —

Richard Barasch: And better for the patients and better for the members.

Ted Carpenter: Absolutely better for the patients — that you don’t get yourself over it. The third thing is a lot of large companies are looking for a sort of a more simple scaling model. This has got more organic elements into it. It goes slower, just the point that Richard was making. It takes longer. You’ve got to build a relationship. Heaven forbid you actually have to build trust at some point.

But I will give you an example of how far this can go that’s totally uncommon. And that is that we now have practices in Houston and amazingly already in North Texas, where those physician

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practices are — other than group, because they’re commercial contracts, are committing 100% of their practice exclusively to the Medicare market to Select Care of Texas. That is they’re advising their patients that they need to enroll in Select Care of Texas, or they’ll help them find another physician to take care of them.

When I mean exclusive, I don’t mean that we’re the only MA plan, but for individual coverage, we’re the only option that they’ll accept. That takes awhile to get there. And sometimes I think you just — the lead time and the investment and the sort of assumption about performance just doesn’t — just is hard to sell, and companies don’t do it.

Richard Barasch: Chuck, you want to comment on the pharmacy side?

Chuck Hallberg: I would just support the issue that it’s hard. And for other competitors, who already have a legacy infrastructure, even if they want to go there, it’s difficult to move the boat in that direction if you’re not already doing it. Our model — we’re already doing it, so it’s inherent within our culture. And it pervades everyone’s individual jobs, as well as the organization sort of at large.

So it’s more complex, not just — when I say hard it doesn’t mean that it’s difficult to get them to go there. It’s just difficult to change direction for organizations. And as Ted said, it is that leap of faith, but it’s also a different operational environment. So for another organization, it’s kind of like saying I’ve got to set up this separate division. I’ve got to have other people doing this almost. So, it’s very difficult to overcome inertia.

Ted Carpenter: Yes, one other thought — because we’re all Medicare, we can establish the systems to deal with that. If you’re a large insurance company that’s principally there in the physician’s office on commercial business, where the model is largely around contracting and discounts and all that sort of things, it’s hard to take that and then roll it into Medicare.

So they’re kind of stuck with the relationship they have because they mostly roll their commercial model, which is the heart of their business, into the Medicare model, where we don’t have to have all that stuff. We are all Medicare. And Medicare is obviously proportionally more illness per member. So the medical model makes more sense than an actuarial model. I mean, commercial, you largely price to the risk. In the Medicare model, you manage to the risk.

So, it’s very hard for them to get there. But one of the things I forgot to say is that when you come with a legacy of a lot of commercial business, it’s really hard to switch to Medicare business.

Jukka Lipponen: Do you expect that your rating is going to be any kind of a hindrance for you in the group retiree market?

Richard Barasch: The answer is clearly — interestingly, the rating on MemberHealth, which is now Pennsylvania Life, made absolutely no difference — it makes no difference in the companion sale with the Hartford. So that seems not to have been an issue.

Realistically, I think you could take a decent position that a B++ rated PDP should do. The idea of a B++ rated medical company is a little bit more problematic. And we recognize that. And that’s why you’ve heard us say repeatedly that we’re not elephant hunting. We’re going to be looking at a different strata of the market, which is sort of the more local small unions, small municipalities, smaller local employers.

Jukka Lipponen: And lastly, if I may, can you remind us how exactly the process would work if either you or CVS should decide to separate from the relationship?

Richard Barasch: Fundamentally, this has all been — this is, I guess, was in our last 10-K. I’m looking at the truth squad over here.

Unidentified Company Representative: (inaudible - microphone inaccessible)

Richard Barasch: Yes. I’m fundamentally sure we talked about this. It’s (inaudible) at some point, either party can say we want out. And then we put a value on it. And the other party would be a buyer or seller at that point. If it’s not in the 10-K, I think we just did — we have an FD —

Unidentified Company Representative: (inaudible - microphone inaccessible)

Richard Barasch: Yes, that’s why.

Steven Schwartz: Hi. Steven Schwartz, Raymond James. A few — Bob [Waegelein] or maybe for Gary [Bryant], third quarter Med Supp loss ratio was a little bit higher. Went back over the transcript. The discussion was it was unclear at the time. Maybe that was higher frequency. Maybe that was just anti-selection because that block was getting smaller. Have you come to the conclusion about —?

Bob Waegelein: We have not yet come to a final conclusion. I will say that as I indicated in our guidance, the range for next year is 71% to 73%. Look for us to be at the high end of that range for ‘07.

Steven Schwartz: Does that imply that the fourth quarter loss ratio might be a little bit disappointing?

Bob Waegelein: I think it should be in line with the guidance in our fourth quarter release.

Steven Schwartz: Okay. Very good. Are there — there were significant expenses associated with getting into Part D and significant expenses associated with getting into PFFS. Are we going to see significant expenses associated with building out this PPO network in the 125 counties?

Richard Barasch: The answer is it’s going to cost money to do it. We’ve got — we isolated those two expenses before. There’s a budgeted amount within these numbers.

Steven Schwartz: So this time, it’s in the numbers.

Richard Barasch: Yes.

Steven Schwartz: Okay.

Richard Barasch: It’s an approximation at this point. We’re just fairly early in the process. And we’ll have some more clarity on what it’s going to really cost as time goes on.

Steven Schwartz: Okay. And then just a theoretical question. In terms of acquisitions, does being in the market and buying physician practice management companies make sense for you all?

Richard Barasch: I think it’s — maybe Ted [Carpenter]’s been closer to this than I have, but it’s really not. That feels like a different thing. We like to work with those groups as opposed to owning them and managing them.

Steven Schwartz: Okay. Thank you.

Richard Barasch: Yes, we are. Yes?

Bill Georges: Bill Georges from JPMorgan. Two quick questions for you. First of all, you mentioned that I guess you’re ahead of early targets as far as MA membership growth for ‘08. Can you give us a sense about —?

Richard Barasch: From the HMOs.

Bill Georges: On the HMO side. Okay. Can you give us a sense just what the seasonality should be? In other words, is most of that growth going to be by the end of the open enrollment season? Or will we see sort of more prorated growth in that business through the year?

Richard Barasch: Ted?

Ted Carpenter: 40/60.

Unidentified Speaker: (inaudible - microphone inaccessible)

Bill Georges: Okay. And then just a quick follow up. We’ve heard some discussion about some competitors paying some pretty substantial broker fees in the MA business. And specifically, $600 was a number that was thrown out there. Can you give us a sense for if you’re willing to talk about what you pay; if not, what you’re seeing out there in terms of averages? And then do you think that $600 puts you or other competitors at a material disadvantage if they’re not paying —?

Richard Barasch: And again, I’m going to avoid talking about other folks. We’re not there. A question that has come up in the past is we were fairly aggressive last year on all fronts relative to competitors. This year, the competition has increased its level of competitiveness as well. We have a commission structure.

We also do various bonus plans and sort of incentives. And our commitment is clearly enough not to get left behind in this market within the context of doing what we think is appropriate for our financial returns. That was a non-answer answer.

Unidentified Company Representative: The $600 number you’re referring to is more so on the HMO side versus the private fee-for-service side. The HMO numbers are higher than the private fee-for-service numbers.

Unidentified Audience Member: Are you ready?

Richard Barasch: I’m ready.

Unidentified Audience Member: Thanks. You touched on this a little bit. But just in terms of the potential for elimination of deeming building off of PPO networks, how exactly would you go about that? Would that be going out and negotiating proprietary arrangements with providers? Could you rent those networks?

Richard Barasch: Yes, I think it’s going to be yes, yes, and yes. I think we’re going to look at all strategies to get there as quickly and as efficiently, both from a time perspective and a financial perspective as we can. We are paying hundreds of thousands of providers right now. We’re paying them accurately generally speaking. We’re paying them quickly.

We think that many of these folks will join us when we do the PPOs. We also think that once we get Ted [Carpenter] and Tim [Barry] and the HMO folks in front of them, that’s going to accelerate our ability to move through the spectrum. Having said that, there are pockets where it’s going to be more efficient, and frankly more cost effective, to rent.

Unidentified Audience Member: Do you envision the PPO network being half the size of a private fee-for-service network? And, any sense there in terms of —?

Richard Barasch: It’s hard to put a number like that on it. We’ve got these 125 markets. Our commitment is to be in these 125 markets as quickly and as efficiently as we possibly can.

Unidentified Audience Member: Okay. And then to that, on the timing, is that something you’re —?

Richard Barasch: It won’t be all for this cycle. It’ll be some portion in this cycle. And then, in all the rumors around deeming if in fact it is eliminated, there’s a fairly long phasing period. So we’ve got some time.

Unidentified Audience Member: And then on the private fee-for-service product, I think — the first question’s on the strategy. When you think about the private fee-for-service strategy, how much of a tradeoff is there between growth versus margin?

Richard Barasch: We just heard a great question. That’s the most specific. How much commission are you willing to pay? That’s an absolute dollar amount plus or minus the margin. This is always a hard question in any business, the insurance business. It’s a hard question in the widget business.

We’re looking for an adequate return on capital. What we made in private fee-for-service in 2007 is small. I mean, I would never want to stake my career on a 2% margin product or a 3% margin product. So we know we’ve got to build it in. Long haul, sort of private fee-for-service type products should be in the mid-single digits as a profit margin, low to mid-single digits.

Unidentified Audience Member: And specific to the private fee-for-service loss ratio, when I do the competitive analysis, it looks like most of the competitors have a lower private fee-for-service loss ratio, order of magnitude 300, 400 basis points. Is there something that’s different about your product that means it’s going to be sustainably in the high 80s? Or, is this just a —?

Richard Barasch: Again, we’re playing our numbers as they lay. It’s hard to comment on — first of all, it’s hard to comment on the competitors because I’m not sure they’re being as transparent. So it’s not exactly clear where they are, but we look at our numbers and deal with our numbers as they are.

Steven Schwartz: Hi. It’s Steven Schwartz from Raymond James again. Just to follow up on the last question, you’re still — on the private fee-for-service side, you’re still dealing with loss picks, are you not?

Bob Waegelein: As we look into the fourth quarter, we are looking to see how the first quarter developed. That’s a normal period that we should see some more of a development look as how the first quarter went. Clearly, as we’re looking at the more recent quarters, we’ll be evaluating that data, determine where we think the book is running.

Richard Barasch: Okay. No more question — sorry. Carl?

Unidentified Audience Member: So I guess, first, if we could break down the PDP, the 1.7 million lives, how does that fall out between auto assigned, or the dual eligibles, and then other low-income seniors versus retail?

Richard Barasch: I think in — MemberHealth.

Unidentified Company Representative: Yes, of the MemberHealth side, it would be probably a little over 200,000 are true duals. And approximately 70% altogether have some level of subsidy. On the Prescription Pathway side, it’s about 325[,000] to 350[,000] would be the dual number.

Unidentified Audience Member: And in terms of the potential conversions, should we be thinking about just the retail population of the potential conversion, or —?

Richard Barasch: We don’t — our private fee-for-service programs are not designed for duals right now. We said that the HMO programs are absolutely programs that duals should be interested in.

Unidentified Audience Member: The PDP margin looks like it’s coming down roughly between 800 and 1,000 basis points between ‘07 and ‘08. Could you just walk through how much of that relates to the addition of MemberHealth at sort of the peak of the profitability, versus how much of that is actual true deterioration because of the bidding process?

Bob Waegelein: Clearly, the MemberHealth margin, they’re going to represent a large part of the Part D revenue base now for Universal American. And their margins will be less than what we’ve experienced at Universal American. Again, though, the PDMS revenues will be coming in a little bit, which is something we forecasted in previous conversations with you all, and that’s a contributing factor as well.

Richard Barasch: And it’s not a 1.2 million to 500,000 comparison. It’s really a 1.2 million to 250,000 comparison, because we have half of the economics on Prescription Pathway. So clearly, the MemberHealth inclusion is the biggest thing weighting the numbers.

Unidentified Audience Member: So maybe if I can ask just a little different, if we just looked at Prescription Pathways, what would the margin be in ‘07 versus ‘08?

Richard Barasch: We’re not —

Bob Waegelein: We’re not talking about that right now.

Richard Barasch: Yes.

Bob Yedid: Bob Yedid from Principled Capital. Richard, maybe you can help us on the 125 counties, talk about that. How did that group around metropolitan markets? I mean, how many —?

Richard Barasch: It’s not 125 counties. It’s 125 markets.

Bob Yedid: Okay.

Richard Barasch: We could have some multiple counties around it. Tim, you want to—you’re better suited to answer that question.

Tim Barry: (inaudible - microphone inaccessible)

Richard Barasch: This is Tim Barry who works with Ted [Carpenter] in the health plans.

Tim Barry: Of the 125 markets, it’s about four to five counties per market. It really is a lot of sort of small or mid-tier cities, so places like Binghamton, NY, Green Bay, WI, York, PA, as examples. So it’s not in your major metropolitan areas but sort of small, mid-tier cities.

Bob Yedid: And I just want to ask a very simple question about MemberHealth for those of us who don’t know the Company as well. Can you give us an idea of the number of community pharmacists that participate in that network, and how that’s changed over time during the plan?

Chuck Hallberg: Our network is about 62,000 pharmacies. We’re amongst the most comprehensive retail pharmacy networks in the country. Every state, every region, including Puerto Rico and the U.S. Virgin Islands.

Richard Barasch: American Samoa?

Chuck Hallberg: No, we don’t do American Samoa.

Richard Barasch: Sorry.

Chuck Hallberg: (inaudible - microphone inaccessible)

Chuck Hallberg: It’s been pretty consistent all through the Medicare world since ‘04. Prior to that, as a commercial, non-government contracting entity, we probably had, if I remember correctly, about 55,000 pharmacists.

Richard Barasch: Yes, sir? I think we have one more question up here.

Unidentified Audience Member: Just interested if you can give us an update on the specialty health and the life business in terms of after some of their repositioning you’ve had recently. How do you view the current business mix? Is this what you see sustainable over time? Or, do you view this for other changes ongoing ?

Richard Barasch: Right now, we’ve got these businesses. They’re not the focus of the Company at this point. The businesses have relatively stable revenues, but some of the margins have shifted around a little bit. As you know, we sold the Canadian company, felt good about that when the Canadian dollar went from 92 to 85, felt less good about it when it went up to 1.07, but still feel good about it strategically.

And we’re going to continue to evaluate the other businesses sort of one by one, whether they fit or they don’t fit.

Unidentified Audience Member: And do you think that some of the recent changes in the market environment in terms of the credit crunch would change, let’s say, the appetite of interest in those businesses?

Richard Barasch: No.

Unidentified Audience Member: Or, is it more strategic the way you’re looking at it?

Richard Barasch: No, the reinsurance or strategic people who would want those businesses are very active.

Unidentified Audience Member: Thanks. I was hoping you could walk through your — in 2007 what you say for Medicare growth gross versus net, so what the attrition was and then how you’re thinking about that for ‘08.

Richard Barasch: Again, the attrition for ‘08 is a pick. We really — what happened from the 17,000 lives to 190,000 lives, there’s probably nothing you can extrapolate from that. We’re cautious on the point. We don’t know what it’s going to look like. We know there’s going to be some shock lapses in the first period when people move around and change during this period of time. But these are candidly educated guesses about lapsation.

Unidentified Audience Member: Okay. PDMS earnings in 2009, should we expect those to disappear entirely because of some of the changes being made?

Richard Barasch: I think that’s probably the right assumption today.

Unidentified Audience Member: And then just on the Prescription Pathways, it looks like the revenue for ‘08 is going to be down fairly significantly, more than I would’ve anticipated just from the bidding process alone. Is there another factor that’s —?

Richard Barasch: Not today.

Unidentified Audience Member: Okay.

Richard Barasch: I mean, that is right. Pure and simple, I mean, look, let me put it in a little advertisement for this program. It’s working. We were — we have been, were extremely profitable. MemberHealth has been, continues to be very profitable. But the costs are going down. The costs to the consumers are going down and costs for government’s going down because the market’s working.

And I think we’ve been fairly transparent that we know over time this is going to evolve into a lower margin business than where we are.

Okay. We just — we extended this just long enough. And I’m seeing lunch start to —coming into the back. So if you can slowly move back toward the back of the room, lunch is available. Our folks will spread around the room and be happy to answer any further questions. Very much appreciate you coming here this morning. We look forward to continuing our dialogue with all of you. Thanks very much.